Exhibit 10.28

LEASE MODIFICATION AGREEMENT

THIS AGREEMENT made as of the 1st day of July, 2015, between SANWOOD REALTY CO. ("Landlord"), with offices at 14 Dubon Court, Farmingdale, New York 11735, and MISONIX, INC. ("Tenant"), with offices at 1934-1938 New Highway, Farmingdale, New York 11735 (the "Demised Premises").

W I T N E S S E T H :

WHEREAS, Landlord and Tenant's predecessor-in-interest have heretofore entered into a written agreement of lease for premises commonly known as 1938 New Highway, Farmingdale, New York, dated as of June 30, 1992, as amended and extended by written mesne agreements dated June 16, 1997, January 13, 1998 and June 30, 2010 (collectively, the "Lease"); and,

WHEREAS, according to its terms, the expiration date of the Lease is June 30, 2015; and,

WHEREAS, Landlord and Tenant mutually desire to extend the term of the Lease for a period of three (3) years commencing July 1, 2015 and terminating June 30, 2018; and,

WHEREAS, the parties desire to amend the Lease in certain other respects hereinafter set forth;

NOW, THEREFORE, in consideration of Ten Dollars and other good and valuable consideration, the sufficiency and receipt of which is hereby mutually acknowledged, and the terms and conditions contained herein, it is agreed as follows:

1.        Extension Term. The demised term is hereby extended for a period of three (3) years commencing July 1, 2015 and terminating June 30, 2018, or terminating on such prior date as may be permitted by the Landlord under the terms of the Lease (the "Extension Term").

2.        Fixed Annual Rent. During this Extension Term, Tenant's Fixed Annual Rent shall be as follows:

(A)        for the period from July 1, 2015 through and including June 30, 2016, $305,690.27 per annum;

(B)        for the period from July 1, 2016 through and including June 30, 2017, $314,860.97 per annum; and,

(C)        for the period from July 1, 2017 through and including June 30, 2018, $324,306.80 per annum;

payable in the manner, place and time set forth in the Lease as may have been amended. Fixed Rent and additional rent shall be payable without off-set, deduction or counter-claim of any nature or amount.

3.        Option to Renew.

(A)        Tenant shall have the privilege of an option to renew this lease in accordance with the terms of this paragraph 3, provided that the Tenant (i) is not in default under any of the terms, covenants or conditions of this lease at any time during the Base Period, and (ii) has not, more than five times during to the Base Period, been in arrears in payment of fixed annual rent or additional rent for more than ten (10) days.

(B)        It is specifically understood and acknowledged that this option to renew is not self-executing, is subject to the provisions of sub-paragraph (A) of this paragraph 3, and is a privilege granted to the Tenant by the Landlord and is to be of no force or effect unless the Tenant shall take the following affirmative steps to exercise the option: At any time, but by written notice to Landlord postmarked not later than February 1, 2018, TIME BEING EXPRESSLY UNDERSTOOD AND AGREED TO BE OF THE ESSENCE, the Tenant shall notify the Landlord of its intention to exercise the option (the "Option Notice") as indicated herein. The Option Notice by Tenant to Landlord shall be mailed -- and not personally delivered -- by registered or certified mail, return receipt requested, with postage pre-paid to Landlord at the address set forth in this Lease (or such other address as may be designated by Landlord in writing). The Option Notice may be given only by Tenant and not by its agent, attorney or otherwise. If Tenant shall not exercise its option strictly in accordance with the provisions of this paragraph 3(B), then this lease shall terminate on the date provided hereinbefore.

(C)        The privilege of renewal shall be personal as to the Tenant named herein and may not be exercised, sold, given, assigned or enjoyed by any approved assignees, subtenant or any other person.

(D)        Tenant's option to renew this lease shall be for one (1) additional term of two (2) years, commencing at the expiration of the hereinbefore base period (the "Option Period"). Such renewal shall be upon all the same terms and conditions as set forth in this lease except that (i) there shall be no further option to renew, and (ii) Tenant's fixed rent shall be:

(a) for the period July 1, 2018 through and including June 30, 2019, $334,036.00 per annum; and

(b) for the period July 1, 2019 through and including June 30, 2020, $344,057.08 per annum;

payable in the time, manner and place hereinbefore set forth.

4.        Broker. The parties mutually acknowledge and agree that no broker brought about, negotiated or procured this agreement.

5.        Work Letter.

(A)        Landlord shall replace HVAC units that are greater than five years old. The costs therefor shall be shared equally between Landlord and Tenant.

(B)        Landlord shall, at Landlord’s cost, repaint and recarpet where designated by Tenant in the offices; paint and carpet to be selected by Tenant from Landlord's samples.

(C)        Landlord shall, at Landlord’s cost, renovate all bathrooms designated by Tenant.

(D)        Landlord shall make such alterations at Tenant’s expense as Tenant may designate within the office area.

(E)        Tenant shall pay to Landlord, within ten days after Landlord's invoice, which invoice shall contain adequate documentation of the amounts so involved, it being agreed that copies of sub-contractors invoices shall be sufficient, one hundred and ten percent (110%) of the cost of subparagraphs 5(A) and 5(D) - the Work Letter, except under subparagraph 5(A) which provides for a 50-50 allocation of the cost thereof.

(F)        Upon completion of the Work Letter, Tenant shall, at its cost, have a licensed architect or space planner prepare and deliver to Landlord a plan of the Demised Premises showing existing conditions.

6.        Merger. This constitutes the entire agreement between the parties and each party acknowledges that no agreements, representations or understandings exist or existed with respect to this agreement except as are expressly set forth herein. This agreement may not be changed orally, but only in writing signed by the party against which such change may be sought to be enforced. Except as modified herein, the Lease shall remain in full force and effect.

7.        Inconsistencies. Any inconsistency between this agreement and the Lease shall be resolved in favor of this agreement.

8.        No Waiver. By Landlord entering into this agreement, Tenant agrees that Landlord shall not be deemed to have waived any prior or existing breach on Tenant's part, whether or not Landlord shall have actual or constructive knowledge of the same.

9.        Binding Effect. This agreement shall be binding upon, and inure to the benefit of, the parties and their respective successors, permitted assigns, and legal representatives.

IN WITNESS WHEREOF, the parties have set their hands and seals as of the date first above-written.

SANWOOD REALTY CO.
By:	Katz Realty Family L.P.
By:	Inpro Properties Corp.

By:	/s/ Alan B. Katz
Alan B. Katz, President

MISONIX, INC.

By:	/s/ Michael A. McManus, Jr.
Name: Michael A. McManus, Jr.
Title: President and CEO